Exhibit 8.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 100 North Tryon Street / 42nd Floor / Charlotte, NC 28202-4007 Tel: 704.417.3000 Fax: 704.377.4814 www.nelsonmullins.com	C. Wells Hall, III Tel: 704.417.3206 wells.hall@nelsonmullins.com

                , 2015

Strategic Storage Trust II, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

Re:	Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have served as tax counsel to Strategic Storage Trust II, Inc., a Maryland corporation (the “Company”), in connection with certain matters of federal income tax law arising out of the Company’s offering of up to $1,095,000,000 worth of shares of common stock, consisting of shares of Class A Common Stock (“Class A Shares”) and Class T Common Stock (“Class T Shares”)(collectively, “Common Stock”), to be issued pursuant to a registration statement on Form S-11 dated September 4, 2013, as amended to date (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) and the Preliminary Prospectus filed by the Company with the Commission as of the date hereof (the “Preliminary Prospectus”). Up to $1.0 billion in Shares are issuable pursuant to subscription agreements and up to $95 million in Shares are issuable pursuant to the Company’s amended and restated distribution reinvestment plan (the “DRP”). The Company has reserved the right to reallocate shares of Common Stock being offered among the classes of shares and between the Company’s primary offering and the DRP. Unless otherwise defined herein, capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Preliminary Prospectus.

In giving this opinion letter, we have examined the following:

1.	The Registration Statement and the related form of Prospectus included therein, as amended (including, without limitation, the form of Subscription Agreement attached thereto as Appendix A and the DRP attached thereto as Appendix B) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	The Second Articles of Amendment and Restatement of the Company, as amended, and any articles supplementary thereto, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”) and the executed Articles of Amendment and Articles Supplementary to be filed with the SDAT at or prior to effectiveness of the Registration Statement as filed with the Registration Statement;

With offices in the District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee and West Virginia

Strategic Storage Trust II, Inc.

                        , 2015

3.	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	The Second Amended and Restated Limited Partnership Agreement of SS Growth Operating Partnership, L.P. (the “Operating Partnership”) dated July 31, 2014, as amended by Amended and Restated Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement dated October 31, 2014 and Amendment No. 2 to the Second Amended and Restated Limited Partnership Agreement dated , 2015, certified as of the date hereof by an officer of the Company; and

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	Any of the documents listed above which we reviewed in proposed form have been or will be duly executed without material changes from the documents reviewed by us;

2.	Each of the documents referred to above has been duly authorized, executed, and delivered by all parties other than the Company; is authentic, if an original, or is accurate, if a copy; and has not been amended; and any natural person has the requisite legal capacity to act;

3.	During its taxable year ending December 31, 2014, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

4.	The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

5.	No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Registration Statement under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

Strategic Storage Trust II, Inc.

                        , 2015

1.	The Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code beginning with the Company’s taxable year ended December 31, 2014, and the Company’s proposed method of operation will enable it to meet the qualifications and requirements for taxation as a REIT under the Code for its taxable year ending December 31, 2014 and thereafter;

2.	The differences in dividends distributable to the holders of Class A Shares as compared to the dividends distributable to the holders of the Class T Shares, as a result of the stockholder servicing fee, will not result in a “preferential dividend” and will qualify as distributions for purposes of the annual distribution requirements of a REIT under the Code; and

3.	The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the U.S. federal income tax considerations that are likely to be material to a holder of shares of the Common Stock.

We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” as set forth in 3. above).

The opinion regarding the Company’s ability to qualify as a REIT depends upon the Company’s ability, through its actual operations, to meet the numerous REIT qualification tests imposed by the Code, including requirements relating to distribution levels and diversity of stock ownership of the Company, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Further, our opinion is subject to and limited by the assumption that the offering and issuance of Common Stock pursuant to the Registration Statement will be made as provided in the Registration Statement, including the assumption that all purchasers of the shares of Common Stock will meet the suitability standards provided in the Registration Statement, will complete and execute the subscription agreement, and will pay the subscription price. We will not review on a continuing basis the Company’s compliance with such qualification tests, documents, assumptions or representations.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal income tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Such opinions are based on the Code, the Regulations, and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Service), all as they exist as of the date of this letter. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Other than as expressly stated above, we express no opinion on any issue relating to the Company including, without limitation, any investment therein.

Strategic Storage Trust II, Inc.

                        , 2015

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,